EXHIBIT 23.3

CONSENT OF RYDER SCOTT COMPANY, L.P.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Unit Corporation, to be filed with the Securities and Exchange Commission on or about May 3, 2011, all of the references to our firm and information from our audit report dated January 19, 2011, included in or made part of Unit Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission on February 24, 2011. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.

Houston, Texas

May 3, 2011